Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	Kevin C. Hake	Jeffrey T. O’Keefe
	Senior Vice President and Treasurer	Director of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS 34% INCREASE IN FISCAL 2005 EPS;
ACHIEVES RECORD REVENUES, EARNINGS, DELIVERIES AND BACKLOG;
REAFFIRMS EARLIER FISCAL 2006 GUIDANCE OF $8.05 TO $8.40 PER SHARE

Highlights for the Fiscal Year Ended October 31, 2005

•              Earnings per share for fiscal 2005 increased 34% to a record $7.16 per fully diluted common share, compared with $5.35 per fully diluted common share a year ago.  Total revenues were $5.3 billion, a 29% increase over last year’s total revenues.

•              Earnings for fiscal 2005 represent an after-tax return on beginning common equity (ROE) of 39.3% and an after-tax return on beginning capital (ROC) of 23.7%.

•              Earnings per share for fiscal 2005 represent a five-year compound annual growth rate of 57%.

•              EBITDA increased 37% to $928.0 million in fiscal 2005, covering interest 9.0 times for the year.  At October 31, 2005, the Company’s ratio of net recourse debt-to-capitalization was 41.7%.

•              Homebuilding gross margins increased to 26.4% for the full year in fiscal 2005, up 90 basis points from 25.5% last year.

•              The dollar value of net contracts for the full year, including unconsolidated joint ventures, increased 31% to $6.4 billion on 18,738 homes, compared to $4.9 billion on 16,148 homes in fiscal 2004.  For the fourth quarter of fiscal 2005, the dollar value of net contracts, including unconsolidated joint ventures, rose 46%.

•              Contract backlog as of October 31, 2005, including unconsolidated joint ventures, was $5.1 billion, up 91% from the dollar value of backlog at October 31, 2004, leaving the Company well-positioned for continued earnings growth in fiscal 2006.

•              Management is reaffirming its projection for fiscal 2006 of earnings between $8.05 to $8.40 per fully diluted common share on current expectations of more than 22,000 home deliveries, including more than 2,000 deliveries from unconsolidated joint ventures.

RED BANK, NJ, December 7, 2005 – Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, reported net income available to common stockholders of $469.1 million, or $7.16 per fully diluted common share, on $5.3 billion in total revenues for the year ended October 31, 2005.  Net income available to common stockholders in fiscal 2004 was $348.7 million, or $5.35 per fully diluted share, on total revenues of $4.2 billion.

Consolidated deliveries for fiscal 2005 were 16,274 homes with an aggregate sales value of $5.2 billion, compared with consolidated deliveries of 14,586 homes in fiscal 2004 with an aggregate sales value of $4.1 billion, a 27% sales value increase.

Homebuilding gross margin, before interest expense included in cost of sales, was 26.4% for fiscal 2005, an increase of 90 basis points from 25.5% on a comparable basis last year.  Total stockholders’ equity grew 50% to $1.8 billion at October 31, 2005 from $1.2 billion at the end of fiscal 2004.

For the three-months ended October 31, 2005, total revenues reached $1.8 billion, up 26% compared to $1.4 billion for the year earlier period.  Net income available to common stockholders for the fiscal 2005 fourth quarter increased 24% to $165.4 million, or $2.53 per fully diluted common share, compared to $133.8 million, or $2.06 per fully diluted common share, in the same period a year ago.  Compared to the fourth quarter of fiscal 2004, the dollar value of net contracts during the same period in fiscal 2005 increased by 46.4% and the dollar value of home deliveries rose by 35.1%, including contracts and deliveries from unconsolidated joint ventures.

Comments from Management

“We are very pleased to report yet another year where we achieved record results in a number of categories, including deliveries, revenues, net income and backlog,” said Ara K. Hovnanian, President and Chief Executive Officer of the Company.  “Given the 5% annual growth of the overall housing market since 2000, our growth rate in deliveries of 30% over the same period of time is indicative of the market share gains that our Company and the other large homebuilders have been achieving, as we continue to take market share from smaller builders.  Our market share growth is a result of our two-pronged strategy of driving organic growth through market share gains in our existing markets, while also expanding our geographic footprint through strategic acquisitions.  Our organic growth was particularly evident in our Washington, DC operations, where the number of net contracts increased 57% and the dollar value of net contracts rose 75% for the fourth quarter, in each case excluding unconsolidated joint ventures.  This was primarily a result of growing our number of active communities and thus taking share from other builders.  At the same time, we completed four strategic acquisitions in 2005.  The integration of these companies is well under way and has become a core competency of our Company.  However, for the full fiscal 2005 year, 91% of our earnings per share growth came from our organic operations.  While our acquisitions typically provide healthy cash returns from the outset, the amount of GAAP earnings they contribute grows in later years as we reduce, and eventually eliminate, additional expenses from premium amortization and earnouts relating to the acquisitions,” Mr. Hovnanian continued.

“While we were able to exceed our most recent EPS projections for the year, the timing of Hurricane Wilma’s landfall on Florida at the end of our fiscal year adversely impacted the Company’s ability to deliver homes in southeast and southwest Florida during the last 10 days of the fiscal year,” Mr. Hovnanian said.  “Our earnings would have been higher in our fourth quarter without the impact of these lost deliveries. However, we are pleased that we were able to make up for this impact by exceeding our expectations in other parts of our operations, confirming our belief in the value of having diversified operations.  Overall, we are delighted with our performance in 2005, and more importantly we are excited with our land positions and market-leading powers of scale which position us for additional growth in 2006 and beyond,” Mr. Hovnanian concluded.

“We believe that our more highly-regulated markets, including California, Washington D.C, and the Northeast are returning to a more normalized level of activity with regard to both sales pace and price increases,” said J. Larry Sorsby, Executive Vice President and Chief Financial Officer.  “This return to normalcy is a healthy scenario and one in which we believe we can continue performing extremely well.  Our internal and public projections have always assumed that sales prices remain flat and the sales pace in each of our communities remains at current levels.  Given those assumptions we continue to believe we will be able to grow both our revenues and our earnings per share through further market share gains and increased community counts, while generating strong net returns on our invested capital.”

“As we enter fiscal 2006, our backlog of almost 15,000 homes with a sales value in excess of $5 billion provides us with excellent visibility for earnings and deliveries during fiscal 2006,” Mr. Sorsby said.

“We are maintaining our earnings per share projections for 2006 in the range of $8.05 to $8.40 per fully diluted common share.  These projections for fiscal 2006 are inclusive of a full year of preferred dividends, and are after amortizing more than $95 million of non cash pre-tax expenses related to company acquisition premiums. In addition, based on the new GAAP rules, we estimate recognizing for the first time in fiscal 2006 $11.5 million in non cash employee stock option expense.”

“While our backlog is strong, a variety of issues are causing a greater back-end weighting of our fiscal 2006 results.  Due primarily to the adverse impact of Hurricane Wilma, regulatory delays in California and construction delays caused by labor and material shortages in Arizona and Florida, we project first quarter earnings to be 13% to 16% of our full year 2006 earnings projection, in the range of $1.10 to $1.25 per fully diluted common share.  In fiscal 2005, our first quarter earnings were approximately 17% of our full year earnings,” Mr. Sorsby continued.

“We ended the year with a net recourse debt-to-capital ratio of 41.7%, well below our long-term target net recourse debt-to-capital ratio of 50%,” Mr. Sorsby continued.  “At the same time, we repurchased 600,000 shares in fiscal 2005, with 1.5 million shares remaining in our current authorization.  It is tempting to repurchase an even greater number of shares given our current low valuation and low P/E multiple; however, we believe current opportunities in the land and housing market allow us to generate greater returns on capital, even in a more normalized sales environment, than repurchasing more stock.  In a consolidating market, provided we continue to find investment opportunities that we expect will generate high returns on capital, we feel it is important to continue expansion,” Mr. Sorsby concluded.

In Closing

“While our 2005 results benefited from strong housing markets, in many of our more regulated markets in particular, we believe that we are well positioned with a sound business model that will allow us to continue to thrive even in a less robust housing market,” Mr. Hovnanian said.  “We are maintaining our discipline when acquiring land for future communities with an emphasis on achieving strong returns, without the benefit of any price increases and with sales paces that are in line with market norms.  While the pace of housing demand and price increases may moderate over the short term, we believe that the long-term fundamentals of the housing industry will provide for a healthy environment to profitably grow in 2006 and further into the future,” Mr. Hovnanian concluded.

Hovnanian Enterprises will webcast its year-end earnings conference call at 11:00 a.m. E.S.T. on Thursday, December 8, 2005, hosted by Ara K. Hovnanian, President and Chief Executive Officer of the Company.  The webcast can be accessed live through the “Investor Relations” section of Hovnanian Enterprises’ Web site at http://www.khov.com.  For those who are not available to listen to the live webcast, an archive of the broadcast will be available under the “Audio Archives” section of the Investor Relations page on the Hovnanian Web site at http://www.khov.com.  The archive will be available for 12 months.

The Company’s summary projection for the fiscal year ending October 31, 2006 will be available shortly after the conference call on the “Company Projections” section of the “Investor Relations” section of the Company’s website at http://www.khov.com.

About Hovnanian Enterprises

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey.  The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Illinois, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.  The Company’s homes are marketed and sold under the trade names K. Hovnanian Homes, Matzel & Mumford,

Diamond Homes, Forecast Homes, Parkside Homes, Brighton Homes, Parkwood Builders, Windward Homes, Cambridge Homes, Town & Country Homes, Oster Homes and First Home Builders of Florida.  As the developer of K. Hovnanian’s Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2004 annual report, can be accessed through the "Investor Relations" section of the Hovnanian website at http://www.khov.com. To be added to Hovnanian’s investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

Non-GAAP Financial Measures:

Consolidated earnings before interest expense, income taxes, depreciation, amortization and non-recurring write-offs (“EBITDA”) is not a generally accepted accounting principle (GAAP) financial measure. The most directly comparable GAAP financial measure is net income. The reconciliation of EBITDA to net income is presented in a table attached to this earnings release.

Note:   All statements in this Press Release that are not historical facts should be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and business conditions, (2) adverse weather conditions and natural disasters, (3) changes in market conditions, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) geopolitical risks, terrorist acts and other acts of war and (13) other factors described in detail in the Company’s Form 10-K for the year ended October 31, 2004.

(Financial Tables Follow)

Hovnanian Enterprises, Inc.

October 31, 2005

Statements of Consolidated Income

(Dollars in Thousands, Except Per Share)

	Three Months Ended, October 31,		Twelve Months Ended, October 31,
	2005	2004	2005	2004
	(Unaudited)
Total Revenues	$1,771,661	$1,400,589	$5,348,417	$4,153,890

Costs and Expenses	1,504,957	1,196,423	4,602,871	3,608,909

Income From Unconsolidated Joint Ventures	12,557	738	35,039	4,791

Income Before Income Taxes	279,261	204,904	780,585	549,772

Provision for Taxes	111,126	71,144	308,738	201,091
Net Income	168,135	133,760	471,847	348,681

Less: Preferred Stock Dividends	2,758	—	2,758	—

Net Income Available to Common Stockholders	$165,377	$133,760	$469,089	$348,681

Per Share Data:
Basic:
Income per common share	$2.64	$2.16	$7.51	$5.63
Weighted Average Number of Common Shares Outstanding	62,721	61,950	62,490	61,892

Assuming Dilution:
Income per common share	$2.53	$2.06	$7.16	$5.35
Weighted Average Number of Common Shares Outstanding	65,474	65,072	65,549	65,133

Hovnanian Enterprises, Inc.

October 31, 2005

Gross Margin

(Dollars in Thousands)

	Homebuilding Gross Margin Three Months Ended October 31,		Homebuilding Gross Margin Twelve Months Ended October 31,
	2005	2004	2005	2004
	(Unaudited)
Sale of Homes	$1,682,641	$1,379,437	$5,177,655	$4,082,263
Cost of Sales, excluding interest	1,241,006	1,027,258	3,812,922	3,042,057
Homebuilding Gross Margin, excluding interest	$441,635	$352,179	$1,364,733	$1,040,206
Cost of Sales interest, excluding Land Sales interest	21,440	15,826	68,290	54,965
Homebuilding Gross Margin, including interest	$420,195	$336,353	$1,296,443	$985,241

Gross Margin Percentage, excluding interest	26.2%	25.5%	26.4%	25.5%
Gross Margin Percentage, including interest	25.0%	24.4%	25.0%	24.1%

	Land Sales Gross Margin Three Months Ended October 31,		Land Sales Gross Margin Twelve Months Ended October 31,
	2005	2004	2005	2004
	(Unaudited)
Land and Lot Sales	$63,641	$849	$88,259	$2,664
Cost of Sales, excluding interest	35,834	759	52,203	2,217
Land Sales Gross Margin, excluding interest	$27,807	$90	$36,056	$447
Land Sales interest	1,476	0	1,715	20
Land Sales Gross Margin, including interest(1)	$26,331	$90	$34,341	$427

(1) Net pretax profits from land sales were $34.3 million during fiscal 2005.  Although the amount of land sale profits varies from year-to-year, some land sale profits are typically recognized by the Company each year in the normal course of homebuilding and land development operations, wherein certain parcels are sold to other builders, land developers, and commercial property developers.  As noted on the "Company Projection" section of our website, such land sales are anticipated and the net proceeds are included in the Company’s public projections of revenues and net profits.  The amount of land sale profits realized in the fourth quarter and for the full year in fiscal 2005, although higher than in the prior year, were in line with the amount included in the Company’s prior guidance for fiscal 2005 earnings.

Hovnanian Enterprises, Inc.

October 31, 2005

Reconciliation of EBITDA to Net Income

(Dollars in Thousands)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2005	2004	2005	2004
	(Unaudited)
Net Income	$168,135	$133,760	$471,847	$348,681
Income Taxes	111,126	71,144	308,738	201,091
Interest expense	29,315	21,278	89,721	75,042
EBIT (1)	$308,576	$226,182	$870,306	$624,814
Depreciation	3,163	1,583	9,076	6,189
Amortization Debt Fees	926	279	2,012	10,999
Amortization of Intangibles	13,829	9,808	46,084	28,923
Other Amortization	—	792	528	3,417
Asset Write-off	—	3,500	—	3,500
EBITDA(2)	$326,494	$242,144	$928,006	$677,842

INTEREST INCURRED	$30,991	$22,457	$102,930	$87,674

EBITDA TO INTEREST INCURRED	10.54	10.78	9.02	7.73

(1)   EBIT is a non-GAAP financial measure. The comparable GAAP financial measure is net income. EBIT represents earnings before interest expense and income taxes.

(2)   EBITDA is a non-GAAP financial measure. The comparable GAAP financial measure is net income. EBITDA represents earnings before interest expense, income taxes, depreciation, amortization and non-recurring write-offs.

Hovnanian Enterprises, Inc.

October 31, 2005

Interest Incurred, Expensed and Capitalized

(Dollars in Thousands)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2005	2004	2005	2004
	(Unaudited)
Interest Capitalized at Beginning of Period	$48,998	$36,286	$37,465	$24,833
Plus Interest Incurred	30,991	22,457	102,930	87,674
Less Cost of Sales Interest Expensed	22,916	15,826	70,005	54,985
Less Other Interest Expensed	6,399	5,452	19,716	20,057
Interest Capitalized at End of Period	$50,674	$37,465	$50,674	$37,465

Owned Inventories (1)	$3,055,237	$2,221,890	$3,055,237	$2,221,890
Capitalized Interest as a % of Owned Inventories	1.7%	1.7%	1.7%	1.7%

(1) Owned Inventories is equal to Total Inventories less Total Consolidated Inventory Not Owned

Hovnanian Enterprises, Inc.

October 31, 2005

Summary Financial Projection

(Dollars in Millions, except per share or where noted)

(Unaudited)

	Fiscal Year 10/31/2002	Fiscal Year 10/31/2003	Fiscal Year 10/31/2004	Fiscal Year 10/31/2005	Projection Fiscal Year 10/31/2006*

Total Revenues ($ Billion)	$2.55	$3.20	$4.15	$5.35	$6.6 - $6.9
Income Before Income Taxes	$225.7	$411.5	$549.8	$780.6	$897 - $936
Pre-tax Margin	8.8%	12.9%	13.2%	14.6%	13.3% - 13.7%
Net Income Available to common stockholders (1)	$137.7	$257.4	$348.7	$469.1	$528 - $551
Earnings Per Common Share (fully diluted)	$2.14	$3.93	$5.35	$7.16	$8.05 - $8.40

* Fiscal 2006 Projection is based on four quarters of projected results.

(1)  Net Income less preferred dividends paid. The first dividend payment on the preferred shares, which were issued in July 2005, was in the fourth quarter of 2005.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands Except Share Amounts)

ASSETS	October 31, 2005	October 31, 2004

Homebuilding:
Cash and cash equivalents	$218,830	$65,013

Inventories - At the lower of cost or fair value:
Sold and unsold homes and lots under development	2,459,431	1,785,706

Land and land options held for future development or sale	595,806	436,184

Consolidated Inventory Not Owned:
Specific performance options	9,289	11,926
Variable interest entities	242,825	201,669
Other options	129,269	31,824
Total Consolidated Inventory Not Owned	381,383	245,419
Total Inventories	3,436,620	2,467,309

Investments in and advances to unconsolidated joint ventures	187,205	40,840

Receivables, deposits, and notes	125,388	56,753

Property, plant, and equipment - net	96,891	44,137

Prepaid expenses and other assets	125,662	93,616

Goodwill	32,658	32,658

Definite life intangibles	249,506	125,492
Total Homebuilding	4,472,760	2,925,818

Financial Services:
Cash and cash equivalents	10,669	13,011
Mortgage loans held for sale	211,248	209,193
Other assets	15,375	8,245
Total Financial Services	237,292	230,449

Income Taxes Receivable – Including Deferred Tax Benefits	9,903	—
Total Assets	$4,719,955	$3,156,267

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands Except Share Amounts)

LIABILITIES AND STOCKHOLDERS’ EQUITY	October 31, 2005	October 31, 2004

Homebuilding:
Nonrecourse land mortgages	$48,673	$25,687
Accounts payable and other liabilities	510,529	329,621
Customers’ deposits	259,930	80,131
Nonrecourse mortgages secured by operating Properties	24,339	24,951
Liabilities from inventory not owned	177,014	68,160
Total Homebuilding	1,020,485	528,550
Financial Services:
Accounts payable and other liabilities	8,461	6,080
Mortgage warehouse line of credit	198,856	188,417
Total Financial Services	207,317	194,497
Notes Payable:
Revolving credit agreement		115,000
Senior notes	1,098,739	602,737
Senior subordinated notes	400,000	300,000
Accrued interest	20,808	15,522
Total Notes Payable	1,519,547	1,033,259
Income Taxes Payable		48,999
Total Liabilities	2,747,349	1,805,305

Minority interest from inventory not owned	180,170	155,096

Minority interest from consolidated joint Ventures	1,079	3,472

Stockholders’ Equity:
Preferred Stock, $.01 par value-authorized 100,000 shares; issued 5,600 shares with a liquidation preference of $140,000 at October 31, 2005 and zero shares at October 31, 2004
Common Stock, Class A, $.01 par value-authorized 200,000,000 shares; issued 57,976,455 shares at October 31, 2005 and 56,797,313 shares at October 31, 2004 (including 10,995,656 shares at October 31, 2005 and 10,395,656 shares at October 31, 2004 held in Treasury)	580	568
Common Stock, Class B, $.01 par value (convertible to Class A at time of sale) authorized 30,000,000 shares; issued 15,370,250 shares at October 31, 2005 and 15,376,972 shares at October 31, 2004 (including 691,748 shares at October 31, 2005 and October 31, 2004 held in Treasury)	154	154
Paid in Capital	371,390	199,643
Retained Earnings	1,522,952	1,053,863
Deferred Compensation	(19,648)	(11,784)
Treasury Stock - at cost	(84,071)	(50,050)
Total Stockholders’ Equity	1,791,357	1,192,394
Total Liabilities and Stockholders’ Equity	$4,719,955	$3,156,267

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Data)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2005	2004	2005	2004
	(unaudited)
Revenues:
Homebuilding:
Sale of homes	$1,682,641	$1,379,437	$5,177,655	$4,082,263
Land sales and other revenues	65,644	2,790	98,391	11,339
Total Homebuilding	1,748,285	1,382,227	5,276,046	4,093,602
Financial Services	23,376	18,362	72,371	60,288
Total Revenues	1,771,661	1,400,589	5,348,417	4,153,890
Expenses:
Homebuilding:
Cost of sales, excluding interest	1,276,840	1,028,017	3,865,125	3,044,274
Cost of sales interest	22,916	15,826	70,005	54,985
Total Cost of Sales	1,299,756	1,043,843	3,935,130	3,099,259
Selling, general and administrative	122,263	95,730	441,943	330,583
Inventory impairment loss	2,008	4,760	5,360	6,990
Total Homebuilding	1,424,027	1,144,333	4,382,433	3,436,832

Financial Services	14,664	9,448	48,347	34,782

Corporate General and Administrative	40,950	21,194	90,628	63,423

Other Interest	6,399	5,452	19,716	20,057

Expenses Related To Extinguishment Of Debt				9,597

Other Operations	5,088	6,188	15,663	15,295

Intangible Amortization	13,829	9,808	46,084	28,923
Total Expenses	1,504,957	1,196,423	4,602,871	3,608,909
Income from unconsolidated joint ventures	12,557	738	35,039	4,791

Income Before Income Taxes	279,261	204,904	780,585	549,772
State and Federal Income Taxes:
State	18,507	1,178	44,806	21,595
Federal	92,619	69,966	263,932	179,496
Total Taxes	111,126	71,144	308,738	201,091
Net Income	168,135	133,760	471,847	348,681
Less preferred stock dividends	2,758		2,758
Net income available to common stockholders	$165,377	$133,760	$469,089	$348,681
Per Share Data:
Basic:
Income per common share	$2.64	$2.16	$7.51	$5.63
Weighted average number of common shares outstanding	62,721	61,950	62,490	61,892
Assuming dilution:
Income per common share	$2.53	$2.06	$7.16	$5.35
Weighted average number of common shares outstanding	65,474	65,072	65,549	65,133

HOVNANIAN ENTERPRISES, INC.

(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)

(UNAUDITED)

Communities Under Development

Three Months - 10/31/05

	Net Contracts (1) Three Months Ended October 31,			Deliveries Three Months Ended October 31,			Contract Backlog (5) October 31,
	2005	2004	% Change	2005	2004	% Change	2005	2004	% Change
NorthEast Region (2)
Homes	873	877	(0.5)%	872	1,087	(19.8)%	2,164	2,312	(6.4)%
Dollars	305,014	333,961	(8.7)%	322,878	365,358	(11.6)%	783,883	774,016	1.3%
Avg. Price	349,386	380,799	(8.2)%	370,273	336,116	10.2%	362,238	334,782	8.2%
SouthEast Region (3)
Homes	2,141	906	136.3%	2,116	1,198	76.6%	7,378	2,399	207.5%
Dollars	734,949	274,818	167.4%	650,067	349,532	86.0%	2,206,105	770,804	186.2%
Avg. Price	343,274	303,332	13.2%	307,215	291,763	5.3%	299,011	321,302	(6.9)%
SouthWest Region
Homes	935	939	(0.4)%	1,247	1,222	2.0%	1,296	924	40.3%
Dollars	191,365	170,958	11.9%	248,607	217,214	14.5%	283,739	164,655	72.3%
Avg. Price	204,669	182,063	12.4%	199,364	177,753	12.2%	218,935	178,198	22.9%
West Region
Homes	875	1,071	(18.3)%	1,058	1,087	(2.7)%	1,753	1,917	(8.6)%
Dollars	389,589	426,910	(8.7)%	461,089	447,333	3.1%	784,495	775,295	1.2%
Avg. Price	445,245	398,608	11.7%	435,812	411,530	5.9%	447,516	404,431	10.7%
Consolidated Total
Homes	4,824	3,793	27.2%	5,293	4,594	15.2%	12,591	7,552	66.7%
Dollars	1,620,917	1,206,647	34.3%	1,682,641	1,379,437	22.0%	4,058,222	2,484,770	63.3%
Avg. Price	336,011	318,125	5.6%	317,899	300,269	5.9%	322,311	329,021	(2.0)%
Unconsolidated Joint Ventures (4)
Homes	481	46	945.7%	565	28	1917.9%	2,340	299	682.6%
Dollars	183,078	25,723	611.7%	198,911	13,634	1359.0%	1,030,801	184,220	459.5%
Avg. Price	380,619	559,200	(31.9)%	352,055	486,917	(27.7)%	440,513	616,121	(28.5)%
Total
Homes	5,305	3,839	38.2%	5,858	4,622	26.7%	14,931	7,851	90.2%
Dollars	1,803,995	1,232,370	46.4%	1,881,552	1,393,071	35.1%	5,089,023	2,668,990	90.7%
Avg. Price	340,056	321,013	5.9%	321,194	301,400	6.6%	340,836	339,955	0.3%
DELIVERIES INCLUDE EXTRAS

Notes:

(1) Net contracts are defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.

(2) The number and the dollar amount of net contracts in the Northeast in the 2005 fourth quarter include the effect of the Oster Homes acquisition, which closed in August 2005.

(3) The number and the dollar amount of net contracts in the Southeast in the 2005 fourth quarter include the effects of the Cambridge Homes and First Home Builders of Florida acquisitions, which closed in March 2005 and August 2005, respectively.

(4) The number and the dollar amount of net contracts in Unconsolidated Joint Ventures in the 2005 fourth quarter include the effect of the Town & Country Homes acquisition, which closed in March 2005.

(5) During the fourth quarter 2005 a community in the Northeast Region was contributed to a joint venture.  Therefore, the 123 contracts associated with that community in consolidated backlog were moved to unconsolidated joint ventures backlog at October 31, 2005.

HOVNANIAN ENTERPRISES, INC.

(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)

(UNAUDITED)

Communities Under Development

Twelve Months - 10/31/05

	Net Contracts (1) Twelve Months Ended October 31,			Deliveries Twelve Months Ended October 31,			Contract Backlog (5) October 31,
	2005	2004	% Change	2005	2004	% Change	2005	2004	% Change
NorthEast Region (2)
Homes	2,854	3,282	(13.0)%	2,928	3,188	(8.2)%	2,164	2,312	(6.4)%
Dollars	1,034,653	1,112,264	(7.0)%	1,073,557	1,027,356	4.5%	783,883	774,016	1.3%
Avg. Price	362,527	338,898	7.0%	366,652	322,257	13.8%	362,238	334,782	8.2%
SouthEast Region (3)
Homes	5,771	4,038	42.9%	5,348	3,976	34.5%	7,378	2,399	207.5%
Dollars	2,043,901	1,161,514	76.0%	1,654,268	1,066,474	55.1%	2,206,105	770,804	186.2%
Avg. Price	354,168	287,646	23.1%	309,325	268,228	15.3%	299,011	321,302	(6.9)%
SouthWest Region
Homes	4,255	3,810	11.7%	3,883	3,875	0.2%	1,296	924	40.3%
Dollars	839,339	674,115	24.5%	738,417	681,083	8.4%	283,739	164,655	72.3%
Avg. Price	197,259	176,933	11.5%	190,167	175,763	8.2%	218,935	178,198	22.9%
West Region
Homes	3,951	4,671	(15.4)%	4,115	3,547	16.0%	1,753	1,917	(8.6)%
Dollars	1,662,053	1,766,829	(5.9)%	1,711,413	1,307,350	30.9%	784,495	775,295	1.2%
Avg. Price	420,666	378,255	11.2%	415,896	368,579	12.8%	447,516	404,431	10.7%
Consolidated Total
Homes	16,831	15,801	6.5%	16,274	14,586	11.6%	12,591	7,552	66.7%
Dollars	5,579,946	4,714,722	18.4%	5,177,655	4,082,263	26.8%	4,058,222	2,484,770	63.3%
Avg. Price	331,528	298,381	11.1%	318,155	279,875	13.7%	322,311	329,021	(2.0)%
Unconsolidated Joint Ventures (4)
Homes	1,907	347	449.6%	1,509	84	1696.4%	2,340	299	682.6%
Dollars	854,355	204,897	317.0%	529,944	36,555	1349.7%	1,030,801	184,220	459.5%
Avg. Price	448,010	590,482	(24.1)%	351,189	435,179	(19.3)%	440,513	616,121	(28.5)%
Total
Homes	18,738	16,148	16.0%	17,783	14,670	21.2%	14,931	7,851	90.2%
Dollars	6,434,301	4,919,619	30.8%	5,707,599	4,118,818	38.6%	5,089,023	2,668,990	90.7%
Avg. Price	343,382	304,658	12.7%	320,958	280,765	14.3%	340,836	339,955	0.3%
DELIVERIES INCLUDE EXTRAS

Notes:

(1) Net contracts are defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.

(2) The number and the dollar amount of net contracts in the Northeast in the 2005 fourth quarter include the effect of the Oster Homes acquisition, which closed in August 2005.

(3) The number and the dollar amount of net contracts in the Southeast in the 2005 fourth quarter include the effects of the Cambridge Homes and First Home Builders of Florida acquisitions, which closed in March 2005 and August 2005, respectively.

(4) The number and the dollar amount of net contracts in Unconsolidated Joint Ventures in the 2005 fourth quarter include the effect of the Town & Country Homes acquisition, which closed in March 2005.

(5) During the fourth quarter 2005 a community in the Northeast Region was contributed to a joint venture.  Therefore, the 123 contracts associated with that community in consolidated backlog were moved to unconsolidated joint ventures backlog at October 31, 2005.